Exhibit 10(r)
EMPLOYMENT AGREEMENT
AGREEMENT made and entered into this ___day of                     , but as of the Effective Date hereinafter defined, by and between Capitol Bancorp Ltd., a Michigan corporation, hereinafter referred to as “Corporation”, and                     , hereinafter referred to as “Employee”.
WHEREAS, the Corporation has retained the services of the Employee and the Employee has accepted such employment; and
WHEREAS, the parties desire to enter into this Agreement, which is intended to set forth in its entirety the terms and conditions of the employment relationship between the Corporation and the Employee;
NOW, THEREFORE, IT IS AGREED as follows:
1. Employment. The Employee is employed to render such services to the Corporation as directed by its chief executive officer. The Employee’s current assignment carries the title of                     .
Employee will, during the term hereof:

(a)	Faithfully and diligently do and perform all such acts and duties and furnish such services as the Corporation shall direct, and do and perform all acts in the ordinary course of Corporation’s business, with such limits as the Corporation may prescribe, necessary and conducive to the Corporation’s best interests; and

(b)	Devote his full time, energy, and skill to the business of the Corporation and to the promotion of the Corporation’s best interests, except for absences made necessary because of illness and vacations. Employee may not be an employee, consultant, director or other agent of any other person, firm or corporation (other than affiliates of Corporation) without the prior signed written approval of the chief executive officer of the Corporation. Employee may engage in passive business activities which do not interfere with his employment under this Agreement and which do not conflict with the Corporation’s interests. Employee may and is encouraged to engage in professional, civic and charitable activities which do not conflict with the Corporation’s interests.
2. Compensation. The Corporation shall pay the Employee during the term of this Agreement a salary commencing on the effective date of this agreement as hereinafter defined. The salary provided herein shall be payable in accordance with periodic payment procedures for all employees of the Corporation. The Employee’s salary shall be subject to the usual withholding taxes required with respect to compensation paid by a corporation to an employee. The Employee’s salary shall be reviewed by the Corporation annually and may be increased, but not decreased, from time to time in such amounts as the Corporation in its absolute discretion may determine.

3. Discretionary Bonuses. In addition to the salary provided for in Paragraph 2, the Employee shall be entitled to participate in discretionary bonuses as may be from time to time authorized and declared by the board of directors of the Corporation to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such bonuses when and as declared by the board of directors.
4. Retirement, Employee Benefit Plans and Fringe Benefits. The Employee shall be eligible to participate in fringe benefits, including health benefits, which may be or may later become applicable to the Corporation’s executive employees.
5. Expense Reimbursement. The Employee shall be eligible for expense reimbursement as approved by the chief executive officer.
6. Term. The initial term of employment under this Agreement shall be for a period of                     , commencing on the Effective Date hereof. Commencing with the ___anniversary date of the Effective Date, and each year thereafter, this Agreement shall be extended automatically for a period of one (1) year, unless either the Corporation or the Employee gives contrary written notice in accordance with Paragraph 9 herein. If the Corporation decides not to extend this agreement for any reason, the Corporation will be subject to the provisions of Paragraph 9 and Paragraph 19 herein. This paragraph shall be limited by the terms and conditions set forth in the “Termination of Employment” provisions set forth in Paragraph 9 of this Agreement and the Change in Control provisions of Paragraph 19 of this Agreement.
7. Effective Date. For the purpose of this Agreement, the “Effective Date” is the date upon which this Agreement is executed.
8. Standards. The Employee shall perform his duties under this Agreement in accordance with the highest standards of fiduciary responsibility applicable to financial institutions in carrying out their respective responsibilities to their depositors, customers and shareholders. These standards shall conform to the highest standards of conduct imposed by any and every regulatory body having jurisdiction over the Corporation. Performance standards for the Employee may be established from time to time by the chief executive officer of the Corporation and are hereby incorporated within the terms of this Agreement. It is recognized that the Corporation shall have wide latitude in defining performance standards so as to ensure the safe and sound operation of its business endeavors.
9. Termination of Employment.
(a)	The Employee’s employment term under this Agreement may be terminated at any time by the board of directors of the Corporation, with or without cause (as defined below). Termination of this agreement by the Corporation without cause shall give rise to the Employee’s right to receive compensation in accordance with Paragraph 2 of this Agreement for a period of ___ subsequent to the termination, provided that Employee executes a release agreement provided by the Corporation. Employee shall not receive compensation pay in the event of his retirement, death, or disability. The

Employee shall have no right to receive compensation or any other remuneration whatsoever under this Agreement for any period after voluntary termination or termination for cause. For purposes of this Agreement, for “cause” shall mean termination for any of the following reasons:
i.	Personal dishonesty materially affecting the Corporation or any affiliate;

ii.	Willful misconduct;

iii.	Willful breach of a fiduciary duty involving personal profit;

iv.	Intentional failure to perform stated duties;

v.	Willful violation of any law, rule, regulation, or policy of or relating to the operation of the Corporation or any of its affiliates;

vi.	The order of any court or supervising agency with jurisdiction over the affairs of the Corporation or any subsidiary; or

vii.	The Employee’s willful violation of any provision of this Agreement.

viii.	Unauthorized acts outside the scope of employment which tend to disparage the corporation or lessen its good will. The Corporation has the sole and absolute discretion in determining what is disparaging or harmful to its good will.
(b)	This Agreement may be terminated by the Employee at any time upon thirty (30) days written notice to the Corporation or upon such shorter period as may be decided by the board of directors of the Corporation subsequent to written notice. In the event of such termination, the Corporation shall be obligated only to continue to pay the Employee’s salary and provide the other benefits provided by this Agreement up to the date of the termination.

(c)	In the event of the death of the Employee during the term of this Agreement, the Employee’s estate shall be entitled to receive salary due the Employee through the last day of the calendar month in which his death shall have occurred.

(d)	If the Employee is temporarily prohibited from participating in the conduct of the Corporation’s affairs at the request of or by the order of any court or supervising agency with jurisdiction over the Corporation, the Corporation’s obligations under this Agreement shall not terminate and the Employee shall be placed on administrative leave with or without pay at the discretion of the board of directors. If the charges in the proceeding out of which such request or order is issued mature into a permanent prohibition order, unless stayed by appropriate proceedings, the Corporation’s obligations hereunder shall terminate as of the effective date of such permanent order.

(e)	All obligations under this agreement may be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Corporation:
i.	By the Federal Deposit Insurance Corporation (“FDIC”) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Corporation or any affiliate; and

ii.	By the Federal Reserve Board (“FRB”), or any other agency, at the time the FRB approves a supervisory merger to resolve problems related to the operation of the Corporation or any affiliate or when the Corporation is determined by the FRB to be in an unsafe or unsound condition.
(f)	Confidential Information. Employee recognizes and acknowledges that he will have access to certain information concerning the Corporation and its affiliates and that such information is Confidential Information, as defined herein, and constitutes valuable, special and unique property of the Corporation and its affiliates. Employee shall not at any time, either during or subsequent to the Term, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Corporation, its successors, assigns or nominees, any Confidential Information of the Corporation (regardless of whether developed by Employee) without the prior written consent of the Corporation.
The term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, and applications of products and services, results of investigations, trade secrets, trade knowledge, formulae, studies owned or used by such person, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at the time used, developed, investigated, made or sold by such person, before or during the term or this Agreement, and any other information that is not readily available to the public or that is maintained as confidential by such person. Employee shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Corporation in accordance with the Corporation’s obligations to such third parties and the policies established by the Corporation and its affiliates.
(g)	Delivery of Documents Upon Termination. Employee shall deliver to the Corporation or its designee at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions and other documents and all copies thereof, made, composed or received by Employee, solely or jointly with others, that are in Employee’s possession, custody or control at termination and that are related in any manner to the past, present or anticipated business of the Corporation.

(h)	No Tampering. Throughout the Term and through the first anniversary of the expiration thereof, Employee shall not (a) request, induce or attempt to influence any customers of the Corporation or any affiliate to curtail or cancel any business they may transact with Corporation; or (b) request, induce or attempt to influence any employee of the Corporation or any affiliate to terminate his employment with the Corporation or any affiliate.

(i)	Remedies. Employee acknowledges that a remedy at law for any breach or attempted breach of Employee’s obligations under this section 9 may be inadequate, agrees that the Corporation may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The termination of the Agreement for any reason shall not be deemed to be a waiver by Corporation of any breach by Employee of this Agreement or any other obligation owed the Corporation and notwithstanding such a termination Employee shall be liable for all damages attributable to such a breach.
10. No Assignments. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of the rights or obligations hereunder without first obtaining the written consent of the other party with the exception that this Agreement may be assigned by the Corporation to an affiliate entity of the Corporation
11. Right to Attorney. The Employee acknowledges the ability to have consulted with counsel of his choice, and if the Employee has not done so, it is solely the result of the Employee’s conscious decision. The Employee acknowledges reading and understanding all the terms and conditions of this Agreement and the Corporate Personnel Manual, and represents that there is no unclear or ambiguous term or condition contained therein, and is executing this Agreement with a complete and full understanding of all its terms and conditions.
12. Personnel Manual. Employee acknowledges receipt of the Personnel Manual and Code of Ethics for the Corporation (“Manual”), and agrees by accepting employment that the Employee will be bound by the terms, conditions, rules and regulations as set forth in said manual. Any benefit not set forth herein, but included as a benefit in the Manual, shall also be a benefit provided to the Employee.
13. Notices. Any notices under this Agreement shall be deemed given when in writing and delivered personally or sent by certified mail, return receipt, postage prepaid, to the last known address of the party to whom notice is given. If sent by mail, notice shall be deemed given on the day of receipt.
14. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
15. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

16. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
17. Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Michigan.
18. Entire Agreement. This Agreement contains the entire agreement of the parties with respect the transactions described herein and supersedes any and all other oral or written agreements heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.
19. Change in Control. Employee shall be entitled to certain benefits in the event of a change in control of the Corporation.
(a)	In the event of a “Change in Control” (as defined in Subparagraph (d) below), of the Corporation during the term of this agreement, Employee shall be entitled to terminate this Agreement.

(b)	In the event that Employee terminates this Agreement pursuant to this Paragraph 19, the Corporation will be obligated to pay or cause to be paid to Employee all amounts due and owing to the date of termination of this Agreement and an amount equal to of Employee’s “base amount” as defined in Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) provided that Employee executes a release agreement provided by the Corporation.

(c)	In the event that the Corporation terminates this Agreement after a Change in Control (as defined in subparagraph (d) below), The Corporation will be obligated to pay or cause to be paid to Employee all amounts due and owing to the date of termination of this Agreement (including any amounts required under paragraph 9) and an amount equal to of Employee’s “base amount” as defined in Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) provided that Employee executes a release agreement provided by the Corporation.

(d)	For the purpose of this Agreement, the term Change in Control shall mean any of the following events:
i.	After the Effective Date of this Agreement, any non-affiliated entity of Corporation directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of the voting securities of the Corporation, or acquires control of in any manner the election of a majority of the directors of the Corporation;

ii.	All or substantially all of the assets of the Corporation are sold or otherwise transferred to or are acquired by any other non-affiliated corporation, association, or other person, entity, or group other than Corporation.
Notwithstanding the other provisions of this Paragraph 19, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Employee and the Corporation agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.
(e)	Amounts payable pursuant to this Paragraph 19 shall be paid, at the option of the Corporation either in one lump sum or in equal payments over the remaining term of this Agreement.

(f)	It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Corporation and Bank for federal income tax purposes and not result in the imposition of an excise tax on Employee. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Employee which are deemed to be “parachute payments” as that term is defined in Section 280G(b)(2) of the Code, shall be modified or reduced to the extent reasonably deemed to be necessary by the Corporation to avoid the imposition of an excise tax on Employee under Section 4999 of the Code or the disallowance of a deduction to the Corporation under Section 280G(a) of the Code.
IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Employer:

CAPITOL BANCORP LTD.

By

Joseph D. Reid Chairman of the Board

Employee:

SCHEDULE
EMPLOYMENT AGREEMENTS
Each of the executive officers of Capitol named below executed an Employment Agreement on the date set forth across from his or her name in substantially the form attached hereto.

Executive Officer	Date of Agreement

Cristin Reid English	March 14, 2006

Bruce Thomas	March 14, 2006